Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT AND MICROSOFT Announce Global financing RELATIONSHIP

Agreement Demonstrates CIT’s Leadership in Technology Vendor Finance
Rollout to Begin in France and Switzerland

        NEW YORK and REDMOND – July 12, 2006 – CIT Group Inc. (NYSE: CIT), a leading global provider of consumer and commercial finance solutions, today announced a five-year global relationship to provide vendor financing solutions for Microsoft Corp.’s (NASDAQ: MSFT) products and services. Under the terms of the agreement, CIT will begin as the exclusive financing partner for Microsoft® Financing in France and Switzerland. The relationship is expected to expand to other major markets around the world by the end of 2007.

        Tom Hallman, CIT’s vice chairman for specialty finance, said, “We are excited to add Microsoft to our world-class list of vendor partners. Our newly formed relationship with Microsoft reflects our ability to provide customized financing solutions for customers of leading global technology companies and further solidifies CIT’s position as a leading provider of vendor financing around the world. We look forward to working alongside Microsoft as we expand our global alliance.”

        “This agreement will further enable Microsoft to meet more diverse customer needs for financing their software, services, and hardware,” said Brian Madison, general manager of Microsoft Financing at Microsoft. “We chose CIT because of its global leadership and expertise in technology vendor finance and for its deep understanding of the financing needs of our broad base of customers.”

        CIT Vendor Finance is a global leader in financing solutions that drive incremental revenues for manufacturers, distributors, and other intermediaries. It provides customized financing solutions to customers in nearly 40 countries, supporting a wide variety of industries, including health care, industrial equipment, and technology.

About CIT

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has $65 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and

1

asset-based lending. With its global headquarters in New York City, CIT has more than 6,700 employees in locations throughout North America, Europe, Latin America, and the Pacific Rim. www.CIT.com

About Microsoft Financing

Microsoft Financing is a financing arm of Microsoft Corp. that is dedicated to making it easier to purchase Microsoft products through financing. Microsoft Financing forms partnerships with commercial financing institutions to deliver optimal customer financing solutions.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

# # #

Microsoft is a registered trademark of Microsoft Corp. in the United States and/or other countries.

2

CIT MEDIA RELATIONS: C. Curtis Ritter Director of External Communications & Media Relations (212) 771-9603 Curt.Ritter@CIT.com	INVESTOR RELATIONS: Valerie L. Gerard Executive Vice President (973) 422-3284

MICROSOFT MEDIA RELATIONS: Jay Cudal Account Manager Waggener Edstrom Worldwide for Microsoft (503) 443-7000 jayc@waggeneredstrom.com	Rapid Response Team Waggener Edstrom Worldwide (503) 443-7070 rrt@waggeneredstrom.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. For additional assistance, journalists and analysts may contact Microsoft’s Rapid Response Team or other appropriate contacts listed at http://www.microsoft.com/presspass/contactpr.mspx.

3